Exhibit 99.1

Contacts:            Michael Smith

                            Senior Vice President and CFO

                            773-804-6281

                            msmith@cobra.com

                            Tom Corbett

                            Financial Relations Board

                            312-640-6757

                            tcorbett@frbir.com

FOR IMMEDIATE RELEASE

COBRA ELECTRONICS ANNOUNCES STOCK SALES
PLAN FOR PRESIDENT AND CEO

Plan Executed in Accordance with SEC Rule 10b5-1

CHICAGO, IL., May 9, 2007 — Cobra Electronics Corp. (NASDAQ: COBR) announced today that James R. Bazet, President and Chief Executive Officer of Cobra, has established a stock sales plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934.

Rule 10b5-1 enables corporate officers and directors to establish stock trading plans for the orderly sale of predetermined amounts of securities. Such plans may only be established when such officers or directors are not in possession of material nonpublic information. The rule enables individuals adopting such plans to sell shares over a specific period of time, at specific future prices, even if subsequent material non-public information later becomes available to them.

Under the provisions of Mr. Bazet’s plan, up to 207,500 of the 455,416 stock options he currently holds may be exercised and sold during the approximately fourteen month term of the plan. Mr. Bazet’s ownership of 33,179 shares of Cobra Electronics common stock is unaffected. Any transactions executed under the provisions of the plan will be reported through Form 4 filings with the Securities and Exchange Commission.

“Mr. Bazet’s plan allows him to exercise his stock options in an orderly, transparent, and controlled manner, over time, before their expiration in a manner that will permit him to increase his overall equity ownership in Cobra” said Michael Smith, Senior Vice President and Chief Financial Officer for Cobra.

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Cobra Electronics Corporation

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and citizens band industries, Cobra identified new growth opportunities and has aggressively expanded into the GPS, mobile navigation and marine markets. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts, the continuation of key distribution channel relationships, changes in our policies applicable to our employees’ trading in our securities and changes in management’s intentions with respect to purchases or sales of our securities. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.